Exhibit 99.1

5551 Corporate Boulevard
Baton Rouge, LA 70808

Lamar Advertising Company Announces
Fourth Quarter and Year End 2003 Operating Results

Baton Rouge, LA — Wednesday, February 11, 2004 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the fourth quarter and the year ended December 31, 2003.

Fourth Quarter Results

Lamar reported net revenues of $206.0 million for the fourth quarter of 2003 versus $194.7 million for the fourth quarter of 2002, a 5.8% increase. Operating income for the fourth quarter of 2003 was $13.5 million as compared to $10.2 million for the same period in 2002. There was a net loss of $5.9 million for the fourth quarter of 2003 compared to a net loss of $13.9 million for the fourth quarter of 2002. The net loss of $5.9 million includes a loss on extinguishment of debt of $4.2 million that is described in detail below.

Adjusted EBITDA, which we refer to herein as EBITDA, (defined as operating income before depreciation and amortization and loss (gain) on disposition of assets — see reconciliation to net loss at the end of this release) for the fourth quarter of 2003 was $88.1 million versus $81.2 million for the fourth quarter of 2002, an 8.5% increase.

Free cash flow (defined as EBITDA less interest, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the fourth quarter of 2003 was $51.1 million as compared to $33.5 million for the same period in 2002, a 52.5% increase.

On a pro forma basis, net revenue for the fourth quarter of 2003 increased 2.7% compared to the fourth quarter of 2002. Pro forma EBITDA increased 5.2% compared to the fourth quarter of 2002. Pro forma net revenue and EBITDA include adjustments to 2002 for acquisitions and divestitures for the same time frame as actually owned in 2003. A table that reconciles reported results to pro forma results is included below.

Year End Results

Lamar reported net revenues of $810.1 million for the year ended December 31, 2003 versus $775.7 million for the same period in 2002, a 4.4% increase. Operating income for the year ended December 31, 2003 was $65.1 million as compared to $56.2 million for the same period in 2002. EBITDA increased 3.9% to $346.6 million for the year ended December 31, 2003 versus $333.7 million for the same period in 2002. There was a net loss of $46.9 million for the year ended December 31, 2003 as compared to a net loss of $36.3 million for the same period in 2002. The net loss of $46.9 million includes a loss on extinguishment of debt of $33.6 million and cumulative effect of a change in accounting principle, net of tax of $11.7 million.

Free cash flow for the year ended December 31, 2003 was $180.8 million as compared to $152.7 million for the same period in 2002, an 18.4% increase.

Financing Highlights

In December, the Company redeemed the remaining $100 million of its $200 million 8 5/8% Senior Subordinated Notes due 2007 for a redemption price equal to 102.875% of the principal amount of the notes. The redemption was funded by cash from operations and borrowings under the Company’s bank credit facility. As a result of this redemption, the Company recorded a loss on extinguishment of debt of $4.2 million which consisted of a prepayment penalty of $2.9 million and associated debt issuance costs of approximately $1.3 million.

Guidance Q1 2004

For the first quarter of 2004 the Company expects net revenue to be approximately $197 million. On a pro forma basis this represents an increase of approximately 4% over the same period in 2003. On this level of net revenue, EBITDA on a pro forma basis should be approximately 7% over the same period in 2003.

Forward Looking Statements

This press release contains forward-looking statements, including the statements regarding our guidance for the first quarter of 2004. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the continued popularity of outdoor advertising as an advertising medium; (3) the regulation of the outdoor advertising industry; (4) our need for and ability to obtain additional funding for acquisitions or operations; (5) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (6) the extent and length of the tightness in the economy generally and the demand for advertising in particular; and (7) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Use of Non-GAAP Measures

EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Conference Call and Webcast Information

A conference call will be held to discuss the Company’s operating results Wednesday, February 11, 2004 at 11:00 a.m. eastern time. Instructions for the conference call and Webcast are provided below:

Conference Call

All Callers:	1-706-643-3436
Conference ID #	5349023

Replay: Conference ID#	1-706-645-9291 5349023
Will run through Monday, February 16, 2004 at 11:59 p.m. eastern time

Webcast Information

Live Webcast:	www.lamar.com
Webcast Replay:	www.lamar.com
Available through Monday, February 16, 2004 at 11:59 p.m. eastern time

General Information on Lamar

Lamar Advertising Company is a leading outdoor advertising company currently operating 152 outdoor advertising companies in 43 states, logo businesses in 20 states and the province of Ontario, Canada and 38 transit advertising franchises in 14 states.

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net revenues	$206,020	$194,697	$810,139	$775,682

Operating expenses (income)
Direct advertising expenses	72,528	69,228	292,017	274,772
General and administrative expenses	38,356	37,757	145,971	139,610
Corporate expenses	7,008	6,477	25,549	27,572
Depreciation and amortization	74,790	71,124	282,273	277,893
Gain on disposition of assets	(132)	(133)	(748)	(336)

	192,550	184,453	745,062	719,511

Operating income	13,470	10,244	65,077	56,171
Other expense (income)
Loss on extinguishment of debt	4,151	5,850	33,644	5,850
Interest income	(219)	(155)	(502)	(929)
Interest expense	19,879	26,073	87,750	107,272

	23,811	31,768	120,892	112,193

Loss before income tax benefit and cumulative effect of a change in accounting principle	(10,341)	(21,524)	(55,815)	(56,022)
Income tax benefit	(4,471)	(7,655)	(20,643)	(19,694)

Loss before cumulative effect of a change in accounting principle	(5,870)	(13,869)	(35,172)	(36,328)
Cumulative effect of a change in accounting principle, net of tax	—	—	11,679	—

Net loss	(5,870)	(13,869)	(46,851)	(36,328)
Preferred stock dividends	92	92	365	365

Net loss applicable to common stock	$(5,962)	$(13,961)	$(47,216)	$(36,693)

Per common share information:
Loss before cumulative effect of a change in accounting principle	$(0.06)	$(0.14)	$(0.35)	$(0.36)
Cumulative effect of a change in accounting principle	—	—	(0.11)	—

Net loss	$(0.06)	$(0.14)	$(0.46)	$(0.36)

Weighted average common shares outstanding — basic and diluted	103,321,656	101,456,774	102,686,780	101,089,215
OTHER DATA
Free Cash Flow Computation:
EBITDA	$88,128	$81,235	$346,602	$333,728
Interest, net	(19,660)	(25,918)	(87,248)	(106,343)
Current tax (expense) benefit	(268)	(268)	42	4,110
Preferred stock dividends	(92)	(92)	(365)	(365)
Total capital expenditures	(16,976)	(21,452)	(78,275)	(78,390)

Free cash flow	$51,132	$33,505	$180,756	$152,740

	December 31,	December 31,
Selected Balance Sheet Data:	2003	2002
Cash and cash equivalents	$7,797	$15,610
Working capital	69,902	95,922
Total assets	3,637,347	3,888,106
Total debt (including current maturities)	1,704,863	1,994,433
Total stockholders’ equity	1,722,805	1,709,173

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Other Data:
Cash flows provided by operating activities	$88,945	$86,947	$260,075	$240,443
Cash flows used in investing activities	26,688	26,832	210,041	155,763
Cash flows used in financing activities	60,952	103,151	57,847	81,955

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$88,945	$86,947	$260,075	$240,443
Changes in operating assets and liabilities	(18,600)	(29,240)	7,920	88
Total capital expenditures	(16,976)	(21,452)	(78,275)	(78,390)
Preferred stock dividends	(92)	(92)	(365)	(365)
Other	(2,145)	(2,658)	(8,599)	(9,036)

Free cash flow	$51,132	$33,505	$180,756	$152,740

Reconciliation of EBITDA to Net loss:
EBITDA	$88,128	$81,235	$346,602	$333,728
Less:
Depreciation and amortization	74,790	71,124	282,273	277,893
Gain on disposition of assets	(132)	(133)	(748)	(336)

Operating income	13,470	10,244	65,077	56,171
Less:
Loss on extinguishment of debt	4,151	5,850	33,644	5,850
Interest income	(219)	(155)	(502)	(929)
Interest expense	19,879	26,073	87,750	107,272
Income tax benefit	(4,471)	(7,655)	(20,643)	(19,694)
Cumulative effect of a change in accounting principle, net of tax	—	—	11,679	—

Net loss	$(5,870)	$(13,869)	$(46,851)	$(36,328)

	Three Months Ended
	December 31,
Reconciliation of Reported Basis to Pro Forma (a) Basis:	2003	2002	% Change
Reported net revenue	$206,020	$194,697	5.8%
Acquisitions and divestitures	—	5,852

Pro forma net revenue	$206,020	$200,549	2.7%

Reported direct advertising and G&A expenses	$110,884	$106,985	3.6%
Acquisitions and divestitures	—	3,304

Pro forma direct advertising and G&A expenses	$110,884	$110,289	0.5%

Reported outdoor operating income	$95,136	$87,712	8.5%
Acquisitions and divestitures	—	2,548

Pro forma outdoor operating income	$95,136	$90,260	5.4%

Reported corporate expenses	$7,008	$6,477	8.2%
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$7,008	$6,477	8.2%

Reported EBITDA	$88,128	$81,235	8.5%
Acquisitions and divestitures	—	2,548

Pro forma EBITDA	$88,128	$83,783	5.2%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses, and EBITDA include adjustments to 2002 for acquisitions and divestitures for the same time frame as actually owned in 2003.

	Three Months Ended
	December 31,
	2003	2002
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor operating income	$95,136	$87,712
Less: Corporate expenses	(7,008)	(6,477)
Depreciation and amortization	(74,790)	(71,124)
Gain on disposition of assets	132	133

Operating income	$13,470	$10,244